EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

For Further Information Contact:
Robert T. Braswell, President
Carolina Bank Holdings, Inc.
2604 Lawndale Drive
Greensboro, NC 27108
(336) 288-1898

CAROLINA BANK HOLDINGS, INC. COMPLETES STOCK OFFERING;
BEGINS TRADING ON SMALLCAP MARKET

Greensboro, North Carolina, December 19, 2002.    Carolina Bank Holdings, Inc. (Nasdaq SmallCap Symbol “CLBH”), the parent holding company for Carolina Bank, announced today that it successfully completed the sale of 805,000 shares of its common stock at a price of $10.50 per share. The shares were sold in a best efforts public offering managed by McKinnon & Company, Inc. Net proceeds from the offering amounted to approximately $7.8 million.

Robert T. Braswell, President, stated: “We are extremely pleased with the success in fully subscribing the offering within the initial time frame. This additional capital will allow us to continue our strong growth for the foreseeable future.”

Carolina Bank Holdings, Inc. began trading on the Nasdaq Small Cap Market yesterday. Carolina Bank Holdings, Inc. will retain its current trading symbol of “CLBH”. Mr. Braswell commented: “Since the inception of the Bank, we have been trading on the over-the-counter Bulletin Board exchange. Moving to the Nasdaq SmallCap will offer current and new shareholders a more liquid investment than in the past, as we have also picked up new market makers with this offering. Hopefully, this should strengthen the value in the stock.”

Carolina Bank Holdings, Inc., the parent company for Carolina Bank, had, as of September 30, 2002, total assets of $170.9 million, total deposits of $145.6 million and three banking offices in Greensboro, North Carolina and a loan production office located in Asheboro, North Carolina. With the net proceeds from the sale of the 805,000 shares, total stockholders’ equity will be increased to $18.2 million.

***End of Release***